Exhibit 3(b)

                                 MODIFICATION OF
                 THE AMERICAN LEGACY III SELLING GROUP AGREEMENT
                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
                             EFFECTIVE MAY 18, 2005


         The Lincoln National Life Insurance Company (hereinafter "Lincoln National"), member of NASD, entered into a Selling Group Agreement ("SGA") with Edward D. Jones & Company, L.P. and its Affiliates (hereinafter "Broker/Dealer") on or about November 3, 2003.

         Pursuant to the terms of Section 20 of the SGA, Lincoln National does hereby exercise its authority to extend Broker/Dealer in its activities related to the servicing of Lincoln National's ChoicePlus Assurance Variable Annuity ("CPA"). As such, Broker/Dealer is prohibited from selling CPA business, including taking applications for new CPA business, but may service existing CPA business in force as of the effective date of this Modification. Servicing will include, but not be limited to answering contractholders' questions about the contract, such as the meaning of its terms and the nature of its investment options.

         Lincoln National reserves the right to provide further clarification of the servicing duties to be performed by Broker/Dealer pursuant to the SGA.

         In all other respects the terms of the SGA will remain the same.


THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By: /s/ Donna Clark
    ----------------------------------------
Title: Assistant Secretary
       -------------------------------------




EDWARD D. JONES & COMPANY L.P. AND ITS AFFILIATES AS LISTED ON SCHEDULE A

By: /s/ Merry Mosbacher
--------------------------------
Title: Principal Insurance Marketing



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                                   Schedule A


                           Edward D. Jones & Co., L.P.
                 Insurance Agency Affiliates as of May 18, 2005


|X|      Edward Jones Insurance Agency Holding, L.L.C.

|X|      Edward Jones Insurance Agency of California, L.L.C.

|X|      California Agency Holding, L.L.C.

|X|      Edward Jones Insurance Agency of Massachusetts, L.L.C.

|X|      Edward Jones Insurance Agency of Michigan, L.L.C.

|X|      Edward Jones Insurance Agency New Mexico, L.L.C.

|X|      Edward Jones Insurance Agency of Wyoming, L.L.C.